Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), is dated and is to be effective as of September 23, 2008 (the “Effective Date”), by and between MTR Gaming Group, Inc., a Delaware corporation (hereinafter referred to as “Company” or “Employer”), and Robert F. Griffin, an individual (hereinafter referred to as “Executive”) residing at the address set forth on the signature page hereof.

W I T N E S S E T H:

WHEREAS, Employer desires to engage or employ Executive to perform services for Employer (or any present or future parent, subsidiary, or affiliate of Employer and any successor or assign of Employer) upon the terms and conditions set forth below, and Executive desires to accept employment upon such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      EMPLOYMENT.  Employer hereby employs Executive to serve in the position of President and Chief Executive Officer, and Executive hereby accepts employment by Employer in such position, upon all of the terms and conditions set forth in this Agreement.

2.                                      TERM.  This Agreement and the term of Executive’s employment hereunder (the “Employment Term”) shall begin on January 2, 2009 or sooner if the parties agree (the “Start Date”) and, unless earlier terminated as set forth in Section 8 hereof, shall continue for two years following the Start Date (the “Initial Term”).  Further, the phrase “termination of employment” as used hereinafter shall be deemed to be “separation from service” under Section 409A of the Internal Revenue Code (the “Code”).  Ninety (90) days prior to the end of the Initial Term the parties will negotiate in good-faith to extend the term of the Agreement for at least two years (including reasonable compensation / benefits based upon Executive’s contributions to the Company).  If the parties are unable to reach an agreement to extend the term, then upon the expiration of the Agreement, Executive will be entitled to receive an amount equal to the Executive’s then applicable annual Base Compensation payable in monthly installments and a monthly amount so that Executive shall be able to continue to receive the health benefits coverage in effect on the effective date of termination.  The Company’s payment obligations with respect to Base Compensation shall end on the earlier of (A) the first anniversary of such termination of employment, or (B) the date on which Executive accepts employment with or provides service to, in any capacity, any other business or entity in exchange for compensation. The Company’s payment obligations with respect to health benefits shall end on the earlier of (A) the second anniversary of such termination of employment, or (B) the date on which Executive accepts employment with or provides service to, in any capacity, any other business or entity in exchange for compensation.  If the Executive is offered at least a two year extension of the term (including reasonable compensation / benefits based upon Executive’s contributions to the Company), but elects not to renew the Agreement because he does not wish to work for the Company any longer, then the Executive will not receive the amounts above, but will be entitled to receive the payments specified in Section 8(d).

3.                                      EXECUTIVE’S REPRESENTATIONS AND WARRANTIES.  Executive represents, warrants and covenants to Employer that he is free to accept employment with Employer as contemplated herein and has no other written or oral obligations or commitments of any kind or nature that would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or that would otherwise pose any conflict of interest.  Company acknowledges that for one year following Executive’s separation date from Isle of Capri Casinos, Inc. (“Isle of Capri’) he is restricted from competing with Isle of Capri, specifically said restriction applies to a 75 mile radius around any casino managed or owned, in whole or in part, by Isle of Capri.  Company further acknowledges that Executive may not solicit, hire or attempt to hire any Isle of Capri employee during the 6 months following his separation from Isle of Capri absent written consent from Isle of Capri.

4.                                      DUTIES AND EXTENT OF SERVICES.

(a)                                  Duties.  During the Employment Term, Executive shall serve in the position of President and Chief Executive Officer and shall have such authority and perform such duties as are commensurate with such position and as reasonably assigned by Employer and consistent with such position.  In addition, Executive shall hold such other office(s) with Employer (or any affiliates of Employer) to which he may be elected, appointed or assigned from time to time, and to which he has consented, and shall discharge the duties related to such offices.  In performance of his duties, Executive shall be subject to the direction of the Board of Directors.

(b)                                 Extent of Service.  During the Employment Term, excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full business time, skill, attention and energy exclusively, diligently, and competently to perform the duties and responsibilities assigned to him hereunder or pursuant hereto, provided that he may manage personal investments, and, with the consent of Employer which shall not be unreasonably withheld, delayed or conditioned, serve on civic or charitable boards.  Executive shall be available to travel as the reasonable needs of the business of Employer require.

5.                                      COMPENSATION.

(a)                                  Base Salary.  Subject to Section 11 of this Agreement, for all services rendered under this Agreement during the Term, Employer shall pay to Executive a base salary of Five Hundred Fifty Thousand Dollars ($550,000) per annum, as adjusted from time to time with the approval of the Compensation Committee (“Base Compensation”).  The Base Compensation shall be payable in installments in accordance with Employer’s normal payroll practices for compensating its Executives and shall be subject to payroll deductions and tax withholdings in accordance with Employer’s usual practices and as required by law.  At a minimum, Executive’s Base Compensation shall be reviewed annually and may be increased, but not decreased, subject to the approval of the Compensation Committee.

(b)                                 Incentive Compensation.   Each year Executive shall be entitled to annual performance-based incentive compensation (“Incentive Compensation”) in an amount no less than 30% of the Base Compensation (“Minimum Incentive Compensation”).  The Incentive Compensation payable for each applicable period shall be determined by the Compensation Committee of the Board of Directors.  Performance goals will be mutually agreed upon and shall be contingent on and based on corporate and individual performance criteria recommended by the Compensation Committee and approved by the Board of Directors from time to time.  To the extent practicable, the performance criteria will include objective factors.  In the event the Executive and the Employer are unable to agree on the criteria for the Incentive Compensation by March 31 of any year during the Employment Term, then the criteria for that calendar year shall be established by the Compensation Committee and approved by the Board of Directors.

Incentive Compensation shall be payable on June 1 of the calendar year following the calendar year then completed.  The budgets and performance criteria used for the above analysis will be the budget approved by the Board of Directors for the fiscal period in question and shall be provided to Executive not later than April 1 of each year.

For the time period from the Effective Date through December 31, 2008, Executive will be eligible for a pro-rata portion of the Minimum Incentive Compensation.  Beginning January 1, 2009, Executive is fully eligible for Incentive Compensation.

(c)                                  Deferral of Non-Deductible Amounts.  Notwithstanding any provision to the contrary contained herein, to the extent Executive’s total compensation for any calendar year would otherwise exceed the amount the Company is permitted to deduct as compensation expense for federal income tax purposes (the “Section 162 Maximum”) pursuant to Section 162 of the Internal Revenue Code of 1986, as amended (the “Code”), Executive hereby elects to defer the time for payment of any amounts above the Section 162 Maximum in a manner that will not result in compensation exceeding the Section 162 Maximum.  In no event, however, shall such an election result in or be construed as a waiver of the right to such compensation.  Compensation deferred pursuant to this Section 5(c) shall be paid to the Executive six (6) months following the Executive’s separation from service (within the meaning of Section 409A of the Code).

(d)                                 Long Term Incentive Compensation.  On the date of execution of this Agreement, the Company will grant to Executive non-qualified options to purchase 150,000 shares of MTR’s common stock.  The exercise price of those options will be the Nasdaq Official Close Price of the stock on the date of grant. 50,000 of options shall be fully vested upon the Effective Date. Provided Executive remains employed by the

Company, 50,000 options shall vest on the first anniversary of this Agreement and the final 50,000 options shall vest on the second anniversary of this Agreement.  Executive acknowledges that all of the terms and conditions of the Long Term Incentive Compensation shall be set forth in a Non-Qualified Stock Option Agreement in the form attached hereto as Exhibit A.

6.                                      FRINGE BENEFITS AND EXPENSES.

(a)                                  Fringe Benefits.  Executive shall be entitled to such fringe benefits as are generally made available by Employer to executive personnel, including, but not limited to, health insurance, subject to and on a basis consistent with the terms, conditions and overall administration of such benefit plans.

(b)                                 Relocation Expenses.  The Company shall reimburse Executive for relocation expenses as follows:  (i) customary brokerage commission and other closing costs customarily paid by sellers in Wildwood, Missouri in connection with the sale of Executive’s residence; (ii) all moving, storage and other reasonable expenses related to the relocation of Executive and his family to a location within reasonable commuting distance of the Company’s corporate headquarter; (iii) expenses Executive and spouse may incur for up to three trips to identify a new home; and (iv) closing costs on purchase of new home (not including any discount points, but including up to a 1% loan origination fee, settlement / attorney fees, title insurance premiums, inspection fees, and other customary closing costs).  It is contemplated for the first thirty days of the Employment Term; Executive will reside in the Company’s hotel.  Thereafter, the Company will reimburse Executive for temporary living expenses for Executive and his family until he moves into the new permanent residence (up to $3,000.00 per month for a period not to exceed six (6) months from the Start Date).  In the event that, as a result of payments to or for the benefit of Executive under this provision, any state, local or federal taxing authority imposes any taxes on Executive related to the payment and/or reimbursement of expenses described herein, then Employer shall pay to Executive at the time any such tax becomes payable an amount equal to the amount of any such tax imposed on Executive.  Any tax amounts Executive may pay in connection with payments made pursuant to this provision may be presented by Executive to the Compensation Committee to be taken into account for purposes of determining Executive’s incentive compensation for the year.

(c)                                  Job Related Expenses.  Employer shall also reimburse Executive for his reasonable out-of-pocket costs and expenses in connection with the performance of his duties and responsibilities hereunder, subject to the submission of appropriate vouchers, bills and receipts in accordance with Employer’s policies from time to time in effect, including sufficient detail to entitle Employer to income tax deductions for such paid items, if such items are so deductible.  All travel and other expenses incident to the rendering of services by Executive hereunder, including the expenses associated with gaming licensing in any state in which the Company or one of its affiliates requests Executive to become licensed, shall be paid by the Company.  The Company shall also provide Executive a Company cellular telephone, or, at the Company’s election, reimburse Executive for the cost of a cellular phone and monthly service charges maintained by Executive.

(d)                                 Vacation.  Executive shall be entitled to four (4) weeks paid vacation annually each calendar year, to be taken at time or times mutually satisfactory to Executive and the Company.  Accrued vacation time not utilized by Executive due to business commitments may be carried over the following year (provided, however, that Executive shall not in any event utilize more than eight weeks of vacation in any twelve month period) or paid to Executive at the end of the year as additional compensation at Executive’s election.

(e)                                  Working Facilities.  The Company shall provide Executive with an office, secretarial, administrative and other assistance, and such other facilities and services as shall be suitable to his position and appropriate for the performance of his duties.  All such working facilities shall be provided at the Company’s corporate headquarters and, on an as needed basis, in any other jurisdiction in which the Company is conducting or pursuing substantial business.

(f)                                    Automobile Allowance.  During the Period of Employment, Executive shall be entitled to $700 per month toward the lease or purchase, insurance and maintenance of an automobile.  In the alternative, at Executive’s election, Executive may have the use, for business purposes, of an automobile currently owned by the Company.  Executive shall likewise be entitled to reimbursement for the cost of gasoline purchased for business travel.

(g)                                 Life Insurance.  During the Employment Term, the Company will maintain, at its sole cost and expense, a term life insurance policy for Executive with a face value equal to at least three (3) times Executive’s Base Compensation.  Executive shall have the right to name the beneficiary of such term life insurance policy.  Notwithstanding the foregoing, the Company’s obligation to pay premiums for such term life insurance policy shall be limited to the rate charged for preferred non-smokers.

7.                                      NON-COMPETITION AND NON-SOLICITATION.

(a)                                  The Company and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of confidential information and trade secrets (collectively, “Confidential Material”) relating to the business practices of the Company and its Affiliates.  Executive agrees that he will not, directly or indirectly, (i) disclose to any other person or entity either during or after his employment by the Company or (ii) use, except during his employment by the Company in the business and for the benefit of the Company or any of its Affiliates, any Confidential Material acquired by Executive during his employment by the Company, without the prior written consent of the Company or otherwise than as required by law or any rule or regulation of any federal or state authority.  Upon termination of his employment with the Company for any reason, Executive agrees to return to the Company all tangible manifestations of Confidential Materials and all copies thereof, not to disparage the

Company, and for a period of one year from the date of such termination not to solicit, or assist any person other than Employer to solicit for employment or hire any employee of the Company.  All programs, ideas, strategies, approaches, practices or inventions created, developed, obtained or conceived of by Executive during the term hereof by reason of his engagement by the Company, shall be owned by and belong exclusively to the Company, provided that they are related in any manner to the Company’s business or that of any of its Affiliates.  Executive shall (i) promptly disclose all such programs, ideas, strategies, approaches, practices, inventions or business opportunities to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such items.

(b)                                 Executive agrees that during the term of employment he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation, or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any such entity, or otherwise engage, directly or indirectly, in any enterprise, in each case which competes with any business or activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of its Affiliates or in which Executive has knowledge that the Company or any of its Affiliates contemplates doing business; provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than five percent (5%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market.

(c)                                  Executive agrees that for a period of one (1) year from date of his separation from employment for any reason, other than in connection with a Change in Control of the company or Executive’s resignation of his employment for Good Reason, he will not accept employment as an executive with any racetrack or casino within one hundred (100) miles of any racetrack or casino then owned or operated by the Company or its affiliates.

(d)                                 Executive has carefully read and considered the provisions of this Section 7, and, having done so, agrees that (i) the restrictions set forth herein are reasonable, in terms of scope, duration, geographic scope and otherwise, (ii) the protection afforded to Employer hereunder is necessary to protect its legitimate business interests and is no greater than necessary to protect Employer’s legitimate business interests, (iii) the agreement to observe such restrictions forms a material part of the consideration for this Agreement, and (iv) upon the termination of Executive’s employment with Employer for any reason, he will be able to earn a livelihood without violating the foregoing restrictions.  In the event that, notwithstanding the foregoing, any of the provisions of this Section 7 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of this Section 7 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(e)                                  Executive agrees that Employer’s remedies at law for any breach or threat of breach by his of any of the provisions of this Section 7 will be inadequate and that Employer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 7 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which Employer may be entitled at law or equity.

8.                                      TERMINATION OF EMPLOYMENT.

(a)                                  Upon sixty (60) days’ prior written notice, Employer may terminate Executive’s employment, with or without “Cause,” as defined in Section 8(f) below.  Upon sixty (60) days’ prior written notice, Executive may terminate his employment, with or without “Good Reason,” as defined in Section 8(e) below.  Upon any termination of Executive’s employment (the “Date of Termination”) for any reason, Employer shall:

(i)                                   pay to Executive any unpaid Base Compensation through the Date of Termination;

(ii)                                pay to Executive any unpaid Incentive Compensation earned with respect to completed fiscal periods but not paid through the date of termination under the terms of applicable incentive compensation arrangements; and

(iii)                             pay to Executive all deferred payment amounts referenced in Section 5(c), if any; and

(iv)                            provide to or for the benefit of Executive the benefits, if any, otherwise expressly provided under this Section 8, Section 9 or Section 10, as applicable.

Any payments under this Section 8, Section 9 or Section 10 that are to be made in connection with the termination of Executive’s employment are subject to the provisions of Section 18 and will be paid in cash (with deduction of such amount as may be required to be withheld under applicable law and regulations) within ten (10) business days of Executive’s termination of employment.

All other compensation and employment benefit arrangements provided for in this Agreement shall cease upon such termination of employment except to the extent required by law or otherwise expressly provided by such arrangements.

(b)                                 In the event Employer terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then, during the twelve (12) month period immediately following such termination (the “Severance Period”) in addition to the benefits provided for under Sections 8(a)(i), 8(a)(ii) and 8(a)(iii) and subject to the provisions of Sections 10 and 18, Employer shall pay to Executive:

(i)                                   a severance benefit equal to Executive’s then applicable monthly Base Compensation each month for a period of twelve (12) months following the termination of employment;

(ii)                                a severance benefit equal to Executive’s monthly bonus amount each month for a period of twelve (12) months (determined by dividing the highest amount of any Incentive Compensation paid to Executive in respect of either the first or second full calendar year immediately preceding the effective date of termination (or, in the event that such termination occurs prior to the payment of any annual bonus, based upon the Minimum Incentive Compensation as defined in Section 5(b) above) divided by twelve;

(iii)                             a monthly amount so that Executive shall be able to continue to receive the health benefits coverage in effect on the effective date of termination for Executive and, if any, Executive’s spouse and dependents until the earlier of (A) the second anniversary of such termination of employment, or (B) the date on which Executive accepts employment with or provides service to, in any capacity, any other business or entity, such amount to be based upon Executive’s level of enrollment in the Company’s group medical plan as of the date of his date of termination, and contingent upon Executive’s timely election to continue his coverage under the Company’s group medical plan in accordance with Code Section 4980B.

(iv)                            In addition, all unvested stock options shall vest, and all stock options that must be exercised shall be exercisable in accordance with the terms of the Non-Qualified Stock Option Agreement. On or before May 1 of the calendar year following the calendar year in which Executive’s employment with Employer is terminated, Employer shall calculate the amount of Incentive Compensation Executive would have received had Executive remained employed by Employer for the entire applicable calendar year.  Employer shall then prorate the Incentive Compensation for the amount of time Executive was employed by the Company during the applicable calendar year and promptly pay to Executive the Incentive Compensation.

(c)                                  In the event Employer terminates Executive’s employment for Cause, then, in addition to the benefits provided for under Sections 8(a)(i), 8(a)(ii) and 8(a)(iii), all unvested stock options shall be terminated and all vested stock options shall be exercisable in accordance with the terms of the Non-Qualified Stock Option Agreement.

(d)                                 In the event Executive terminates his employment without Good Reason, then, in addition to the benefits provided for under Sections 8(a)(i), 8(a)(ii) and 8(a)(iii), all unvested stock options shall be terminated and all vested stock options shall be exercisable in accordance with the terms of the Non-Qualified Stock Option Agreement.

(e)                                  For purposes of this Agreement, Executive shall be considered to have “Good Reason” to terminate his employment if, without his express written consent (except as contemplated by this Agreement or in connection with the termination of his employment voluntarily by Executive, by Employer for Cause, or under the circumstances described in Section 10 hereof), (i) the responsibilities of Executive are substantially reduced or altered, (ii) Executive’s Base Compensation is reduced without his consent, or (iii) Executive’s offices are relocated anywhere other than within a fifty (50) mile radius of the Company’s corporate headquarters in West Virginia; provided, however, that the assignment of tasks or responsibilities previously performed by Executive to Executive’s subordinates shall not constitute Good Reason; and provided, further, that if Executive terminates this Agreement for one or more of the reasons stated in clauses (i) or (ii), Employer shall have a period of thirty (30) business days after actual receipt written notice of Executive’s assertion of Good Reason to cure the basis for such assertion, and, in the event of cure (or the commencement of steps reasonably designed to result in prompt cure), the assertion of Good Reason shall be null and void.

(f)                                    For purposes of this Agreement, Employer shall have “Cause” to terminate Executive’s employment hereunder upon (i) the continued, willful and deliberate failure of Executive to perform his duties in a manner substantially consistent with the manner prescribed by the Board of Directors (other than any such failure resulting from his incapacity due to physical or mental illness), (ii) the engaging by Executive in misconduct materially and demonstrably injurious to Employer, (iii) the conviction of Executive of commission of a felony, whether or not such felony was committed in connection with Employer’s business, (iv) Executive’s engaging in activity that the Board of Directors determines in its reasonable judgment would result in the suspension or revocation of any video lottery, pari-mutuel, or other gaming license or permit held by the Company or any of its affiliates,  (v) a determination by any state gaming or racing regulatory agency that Executive is not suitable to hold his position or otherwise to participate in a gaming enterprise in the state in question,  or (vi) the circumstances described in Section 10 hereof, in which case the provisions of Section 10 shall govern the rights and obligations of the parties.  Prior to any termination for “Cause”, Company shall provide Executive with written notice of such cause, specify steps required to cure and a reasonable time to cure, which cure period shall be no less than forty-five (45) days; provided, however, that Employer shall have no duty to provide written notice, and Executive shall have no right to cure, if the grounds for termination for Cause are those set forth in Section 8(f)(iii), 8(f)(iv) or 8(f)(v).

(g)                                 Notwithstanding any other provision hereof, Executive shall be entitled to receive any payment under Section 8 or 9 of this Agreement that is treated as “deferred compensation” within the meaning of Section 409A of the Code and the regulations thereunder at the earliest time when such payment is permitted to be made under Section 409A(a)(2)(B) of the Code.

9.                                      CHANGE IN CONTROL.

(a)                                  All unvested stock options and any other equity-based compensation arrangements theretofore granted to Executive shall vest in full on the date of a “Change in Control” (as defined in Section 9(c) below).

(b)                                 In the event that Employer terminates Executive’s employment with Employer without Cause within six months after a “Change in Control” (as defined in Section 9(c) below), or if Executive terminates his employment with Employer for Good Reason (in accordance with Sections 8(e) and 8(f) above) within six months after a Change in Control, then, in addition to the benefits provided for under Sections 8(a)(i), 8(a)(ii) and 8(a)(iii), Employer shall pay to Executive a lump sum cash payment including:

(i)                                   an amount equal to two times the Executive’s then applicable annual Base Compensation payable in cash within ten (10) business days after the date of Executive’s termination of employment; and

(ii)                                an amount equal to the highest amount of any Incentive Compensation paid to Executive in respect of either the first or second full calendar year immediately preceding the effective date of termination (or, in the event that such termination occurs prior to the payment of any annual bonus, based upon the Minimum Incentive Compensation as defined in Section 5(b) above) payable in cash within ten (10) business days after the date of Executive’s termination of employment.

(iii)                             In addition, Company will pay a monthly amount so that Executive shall be able to continue to receive the health benefits coverage in effect on the effective date of termination for Executive and, if any, Executive’s spouse and dependents until the earlier of (A) the second anniversary of such termination of employment, or (B) the date on which Executive accepts employment with or provides service to, in any capacity, any other business or entity, such amount to be based upon Executive’s level of enrollment in the Company’s group medical plan as of the date of his date of termination, and contingent upon Executive’s timely election to continue his coverage under the Company’s group medical plan in accordance with Code Section 4980B.

(iv)                            All unvested stock options shall vest and all stock options that must be exercised shall be exercisable in accordance with the terms of the Non-Qualified Stock Option Agreement.

(c)                                  For purposes of this Agreement, “Change in Control” shall mean an occurrence of any of the following events:

(i)                                   an acquisition (other than directly from Employer) of any voting securities of Employer (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than an employee benefit plan of Employer or any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) currently holding more than 10% of the Employer’s Voting Securities, immediately after which such person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of Employer’s then outstanding Voting Securities; or

(ii)                                the consummation of (A) a merger, consolidation or reorganization involving Employer, unless the company resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) shall adopt or assume this Agreement and the stockholders of Employer immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, (B) a complete liquidation or dissolution of Employer, or (C) a sale or transfer of all or substantially all of the assets of Employer.

(d)                                 In the event that, as a result of payments to or for the benefit of Executive under this Agreement or otherwise in connection with a Change in Control or Termination without Cause or Termination for Good Reason, any state, local or federal taxing authority imposes any taxes on Executive (other than income taxes) that would not be imposed but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Internal Revenue Code and any successor or comparable provision, then, in addition to any benefits provided for under Sections 8(a)(i), 8(a)(ii), 8(a)(iii), 8(b) and under Sections 9(a) and 9(b), Employer (including any successor to Employer) shall pay to Executive at the time any such tax becomes payable an amount equal to the amount of any such tax imposed on Executive.  For the avoidance of doubt, in the event that the Executive receives a payment pursuant to this Section 9(d), the Employer shall not pay and/or reimburse the Executive for the taxes imposed with respect to such payment.

(e)                                  Notwithstanding anything herein to the contrary, Executive’s right to any severance benefit shall be conditioned upon Executive providing the Company a General Release in the form attached hereto as Exhibit B.

(f)                                    For the avoidance of doubt, if the Executive is compensated under Section 9(b), the Executive shall not also be entitled to compensation under Section 8(b).

10.                               DISABILITY; DEATH.

(a)                                  If, prior to the expiration or termination of the Employment Term, Executive shall be unable to perform his duties by reason of disability or impairment of health for at least six consecutive calendar months, Company shall have the right to terminate Executive’s employment on account of disability by giving written notice to Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing.  In the event of a dispute as to whether Executive is disabled within the meaning of this Section 10(a), either party may from time to time request a medical examination of Executive by a doctor selected by Company, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether Executive has become disabled and the date when such disability arose.  The cost of any such medical examination shall be borne by Employer.  If Company terminates Executive’s employment on account of disability, then, in addition to the benefits provided for under Sections 8(a)(i), 8(a)(ii) and 8(a)(iii), Executive shall receive the other amounts set forth in Section 8(b)(iii)(capped at the amount the Company paid for the prior year) and 8(b)(i) above, less any amounts paid or to be paid pursuant to policies of disability insurance for which the Company has paid the premiums.

(b)                                 If, prior to the expiration or termination of the Employment Term, Executive shall die, then, in addition to the benefits provided for under Sections 8(a)(i),8(a)(ii) and 8(a)(iii), the Employment Term shall terminate without further notice.  Nothing contained in this Section 10 shall impair or otherwise affect any rights and interests of Executive under any insurance arrangements, death benefit plan or other compensation plan or arrangement of Employer which may be adopted by the Board.

11.                               LAW APPLICABLE.  This Agreement shall be governed by and construed pursuant to the laws of the State of Delaware, without giving effect to conflicts of laws principles.

12.                               NOTICES.  Any notices required or permitted to be given pursuant to this Agreement shall be sufficient, if in writing and sent by certified or registered mail, return receipt requested, to the residence, listed on the signature page of this Agreement, in the case of Executive, and to State Route 2, South, Chester, WV 26034, Attention: Chairman of the Board, in the case of Employer, with a copy to Ruben & Aronson, LLP, 4800 Montgomery Lane, Suite 150, Bethesda, MD 20814, Attention:  Managing Partner.

13.                               ASSIGNMENT, ETC.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatsoever; provided, however, that Executive acknowledges and agrees that he cannot assign or delegate any of his rights, duties, responsibilities or obligations hereunder to any other person or entity.  Employer may assign its rights under this Agreement to any affiliate of Employer or to any entity upon any sale of all or substantially all of the assets of Employer, or upon any merger or consolidation of Employer with or into any other entity, provided that such assignment shall not relieve Employer of its obligations hereunder without the written consent of Executive.

14.                               ENTIRE AGREEMENT; MODIFICATIONS.  This Agreement, together with the exhibits hereto, constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing duly signed by the parties hereto.

15.                               SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

16.                               NO WAIVER.  A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation.  No oral waiver shall be binding.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17.                               ARBITRATION.

(a)                                  Agreement to Arbitrate.  In the event of differences between Employer and Executive arising out of or relating to his employment with Employer or the termination of that employment, Executive and Employer mutually agree to arbitration.  Executive understands that his assent to mandatory arbitration is a condition of employment and continued employment.  Any claim or controversy that arises out of or relates to this Agreement or the breach of it, as well as all other claims made arbitrable by this Agreement, will be settled by arbitration in the State of West Virginia in accordance with the rules of the American Arbitration Association.  Judgment upon the award rendered may be entered in any court possessing jurisdiction of arbitration awards.  A request by a party to a court for interim measures or specific performance necessary to preserve a party’s rights and remedies for resolution pursuant to this Section 17 shall not be deemed a waiver of the agreement to arbitrate.

(b)                                 Covered Claims.  Except as otherwise provided in this Agreement, Executive and Employer hereby consent to the resolution by arbitration of all claims or controversies for which a court otherwise would be authorized by law to grant relief, in any way arising out of, relating to, or associated with Executive’s employment with Employer or its termination (“Claims”) that Employer may have against Executive or that Executive may have against Employer or against its officers, directors, employees, or agents, in their capacity as such or otherwise.  The Claims covered by this Agreement include, but are not limited to:  claims for discrimination based on race, sex, religion, national origin, age, marital status, handicap, disability, or medical condition; claims for benefits, except as excluded in the following paragraph, and claims for violation of any federal, state, or other governmental constitution, statute, ordinance, or regulation (including but not limited to claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Fair Labor Standards Act, and Employee Retirement Income Security Act).  Additionally, any and all issues of arbitrability (whether a claim is covered by this Agreement) will be decided by the arbitrator(s) and not a court.

(c)                                  Claims Not Covered.  This agreement to arbitrate does not apply to or cover claims for workers’ compensation benefits; claims for unemployment compensation benefits; claims by Employer for injunctive and/or other equitable relief for breach of Section 7 or for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information; and claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other non-judicial dispute resolution procedure, in which case the provisions of such plan shall apply.

18.                               COMPLIANCE WITH SECTION 409A.  Because the parties hereto intend that any payment under this Agreement shall be paid in compliance with Section 409A of the Code (“Section 409A”) and all regulations, guidance and other interpretative authority thereunder, such that there will be no adverse tax consequences, interest or penalties as a result of such payments, the parties hereby agree to modify the timing (but not the amount) of any payment hereunder to the extent necessary to comply with Section 409A and avoid application of any taxes, penalties or interest thereunder.  Consequently, notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Section 409A, Executive shall not be entitled to any payments upon Date of Termination until the earlier of (i) the date which is six (6) months after Date of Termination for any reason other than death, or (ii) the date of Executive’s death.  Any amounts otherwise payable to Executive following Date of Termination that are not so paid by reason of this Section 18 shall be paid immediately  after the date that is six (6) months after Date of Termination (or, if earlier, the date of Executive’s death).  The provisions of this Section 18 shall only apply if, and to the extent, required to comply with Section 409A in a manner such that Executive is not subject to additional taxes and/or penalties under Section 409A.

19.                               COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this agreement to account for all such counterparts.

20.                               INDEMNIFICATION.  The Company shall indemnify, defend and hold the Executive harmless, to the extent permitted by law, including the reimbursement of reasonable attorneys’ fees, if the Company does not directly provide Executive’s defense, from and against any and all civil claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claims that assert as a basis, any acts, omissions or other circumstances involving the performance of Executive’s employment duties hereunder unless such claim is finally determined by a court of competent jurisdiction to arise from Executive’s gross negligence or willful, intentional and/or wanton act.

21.                               CODE OF ETHICS.  Executive acknowledges receipt of and agreement to comply with MTR Gaming Group, Inc.’s Code of Ethics and Business Conduct and Conflicts of Interest Policy, copies of which are attached to this Agreement as Exhibit C.  Executive also acknowledges that MTR’s securities are publicly traded and agrees that he will not, while in possession of material non-public information about MTR, trade in MTR’s securities or “tip” others with respect to such trading.

22.                               DUE DILIGENCE BY COMPANY.  Company represents that it has performed reasonable due diligence with respect to Executive’s suitability, fitness and competence to serve in the position described above in Section 1 of this Agreement and that through such due diligence has identified no information that would support (whether in whole or in part) terminating Executive for “Cause” as defined in Section 8(e) above.  Company further acknowledges that Executive is terminating his employment with his existing employer in reasonable reliance upon this representation as well as the terms set forth herein.  Executive represents that there are no pending actions for the suspension or revocation of any gaming, racing or other license or permit he holds from any jurisdiction and that Executive is unaware of any existing fact or circumstance that would reasonably lead to any material disciplinary action against Executive by any such regulator.

23.                               PRESS RELEASE.  Company will not issue a press release with respect to this Agreement or with respect to its employment of Executive without Executive first reviewing and approving the terms of such press release, which approval shall not be unreasonably withheld.  Notwithstanding the foregoing, the Company may issue any press release required by Nasdaq Marketplace Rules and file any document with the Securities and Exchange Commission deemed necessary or advisable by its outside securities counsel.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Agreement on the day and year first above written.

MTR GAMING GROUP, INC.

By:	\s\ Robert A. Blatt
Name:	Robert A. Blatt
Title:	Vice Chairman of the Board and
Chairman of the Succession Committee

EXECUTIVE

\s\ Robert F. Griffin
Name:	Robert F. Griffin

Address:	16621 Wycliffe Place
Wildwood, MO. 63005